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                                                                     EXHIBIT 2.1

                             DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                             PENN OCTANE CORPORATION

                                       AND

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES

                               _____________, 2003

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                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (this "Agreement") is dated ______ __, 2003, by and among PENN OCTANE CORPORATION., a Delaware corporation ("POC"), RIO VISTA ENERGY PARTNERS L.P., a Delaware limited partnership ("RVP"), and the Tax Subsidiaries (as defined in Article 1) of RVP.

                                   WITNESSETH:


         WHEREAS, POC is the sole limited partner of RVP and owner of common units representing a 98% limited partner interest in RVP (the "RVP Common Units"); and


         WHEREAS, POC desires to distribute to its stockholders all of the RVP Common Units;

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         1.1 "Affiliate" shall mean, with respect to POC or RVP, any Person, that directly or indirectly, is in control of, is controlled by, controls or is under common control of POC or RVP, as the case may be. For purposes of this definition, control shall include the ownership of 50% or more of the legal or beneficial interest in any Person or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is an Affiliate shall only be considered an Affiliate for so long as that Person meets the definition of an Affiliate. An officer, director, general partner, managing member or trustee of a Person or Affiliate of such Person shall not be considered to be an Affiliate unless such Person is under the direct or indirect control or common control of POC or RVP, as the case may be. For purposes of clarity, POC and RVP shall not be considered to be an Affiliate of the other, nor shall any other company in which a director or officer of POC or RVP is also a director, officer or stockholder be considered an Affiliate of POC or RVP unless POC or RVP, as the case may be, itself controls such company.

         1.2      "Agreement" shall have the meaning specified in the preamble.

         1.3 "Business Day" shall mean any day other than Saturday, Sunday or a day on which commercial banks located in Houston, Texas are required or authorized by law to close.

         1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.5 "Common Unit" shall mean the common units of RVP as defined in the RVP First Amended and Restated Agreement of Limited Partnership.

                                       1

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         1.6      "Distribution" shall mean the distribution by POC to its
stockholders of the RVP Common Units.

         1.7      "Distribution Agent" shall mean Computershare Investor
Services.

         1.8 "Distribution Date" shall mean the time and date as of which the Distribution is effective.

         1.9 "Liability" shall mean any and all claims, demands, liabilities, responsibilities, disputes, causes of action, losses, damages, assessments, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)) and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, or fixed or contingent.

         1.10     "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

         1.11 "POC" shall mean Penn Octane Corporation, a Delaware corporation.

         1.12 "POC Common Stock" shall mean POC's common stock, $.01 par value.

         1.13 "Person" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         1.14 "RVP" for purposes of the assumption and indemnification provisions of this Agreement, shall include Rio Vista Energy Partners L.P. and any and all predecessors or successors thereto, whether by merger, purchase or other acquisition of substantially all of the assets or otherwise, and any and all predecessors or successors to such entities.

         1.15 "RVP Assets" shall mean, collectively, all the property, assets and rights, tangible and intangible, owned or operated by the RVP Companies on, before or after the Distribution Date.

         1.16 "RVP Common Units" shall have the meaning specified in the introduction to this Agreement.

         1.17     "RVP Company" shall mean any Subsidiary of RVP.

         1.18 "RVP First Amended and Restated Agreement of Limited Partnership" shall mean that certain limited partnership agreement of RVP dated ____________, 2003.

         1.19 "RVP Properties" shall mean the properties currently or previously owned or operated by any RVP Company.


         1.20 "Record Date" shall have the meaning specified in Section 2.1 hereof.


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         1.21     "SEC" shall mean the United States Securities and Exchange
Commission.

         1.22 "Subsidiary" shall mean, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person, (ii) a partnership in which such Person or a wholly owned subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its wholly owned subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution or (iii) any other Person (other than a corporation or partnership) in which such Person, a wholly owned subsidiary of such Person or such Person and one or more wholly owned subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

         1.23 "Tax Subsidiary" shall mean, with respect to POC or RVP as the context may require, (i) any corporation or association taxable as a corporation that is connected in an unbroken chain of stock ownership satisfying the requirements of Section 1504(a) of the Code beginning with POC or RVP as the case may be (provided that, for this purpose, after the Distribution Date, RVP shall be regarded as a corporation that is the common parent of the RVP Group);
(ii) any entity not a corporation that is a "disregarded" entity for federal income tax purposes pursuant to Treasury Regulations Sections 301.7701-3 and that is owned by POC, RVP or any Tax Subsidiary of either (determined after application of clause (i) above) and (iii) any "disregarded" entity owned by POC, RVP or any Tax Subsidiary of either (determined after application of clauses (i) and (ii) above).

         1.24     "Transfer Agent" shall mean Computershare Investor Services.

         1.25 "Voting Stock" shall mean, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of the members of the board of directors or other governing body of such Person.

                                   ARTICLE 2

                            MECHANICS OF DISTRIBUTION

         2.1 Mechanics of RVP Distribution. The Distribution shall be effected by the distribution to each holder of record of POC Common Stock, as of the record date designated for the Distribution by or pursuant to the authorization of the Board of Directors of POC (the "Record Date"), of one RVP Common Unit for every eight shares of POC Common Stock held by such holder. No fraction of a RVP Common Unit shall be issued, but in lieu thereof POC shall cause the Distribution Agent to aggregate all fractional shares that would be issued but for this Section 2.1 and sell such aggregated fractional shares in the public market and the aggregate net cash proceeds of those sales shall be distributed ratably to those POC stockholders who would otherwise have received the fractional interests.

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         2.2      Timing of Distribution. The Board of Directors of POC shall formally declare the Distribution and shall authorize POC to pay it upon the satisfaction or waiver of the conditions set forth in Article 3, by delivery of certificates for RVP Common Units to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by POC to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of the RVP Common Units.


                                   ARTICLE 3

                        CONDITIONS TO OBLIGATIONS OF POC

         The obligations of POC to consummate the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

                  (a) The Board of Directors of POC and the Independent Committee of the Board of Directors of POC shall be satisfied that, after giving effect to the Distribution and the transactions contemplated under the Contribution, Conveyance and Assumption Agreement dated ___________, 2003 (the "Contribution Agreement") by and among POC, RVP, the GP (as defined therein), the Operating GP (as defined therein) and the Operating Partnership (as defined therein), (i) POC will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (ii) the POC surplus (as such term is defined by Delaware General Corporation Law) will be sufficient to permit, without violation of Delaware law, the Distribution.

                  (b) POC and RVP (or its Subsidiary) shall have executed the Purchase Contract for the sale of liquified petroleum gas by POC to RVP (or its Subsidiary).

                  (c) POC and RVP shall have executed the Omnibus Agreement, which is to govern the business relationship between POC and RVP following the Distribution.

                  (d) The transactions contemplated under the Contribution Agreement shall have been effected.

                  (e) The Common Units shall have been approved for trading on the National Market System of the Nasdaq Stock Market or on such other public market acceptable to the Board of Directors of POC, and the Nasdaq Stock Market or such other public market shall not have (i) withdrawn its certification filed with the SEC that the Common Units have been approved for listing, (ii) suspended trading in either the Common Units or the POC Common Stock or (iii) filed with the SEC a Form 25 to strike either the Common Units or the POC Common Stock from listing and registration thereof.

                  (f) RVP's Registration Statement on Form 10 shall have become effective pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the SEC shall not have commenced any action to prohibit or restrict the Distribution in any way.

                  (g) All material governmental and third party approvals and consents necessary to consummate the transactions contemplated under this Agreement and the Contribution Agreement shall have been obtained.

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                  (h)      No order, injunction or decree issued by any court or
agency of competent jurisdiction or other legal restraint or prohibition preventing the Distribution or any of the other transactions contemplated by this Agreement and the other agreements relating to the Distribution may be in effect.

                  (i) The Board of Directors of POC and the Independent Committee of the Board of Directors of POC shall have received a copy of an independent appraisal of the assets to be transferred pursuant to the Contribution Agreement, and each of the Board of Directors of POC and the Independent Committee of the Board of Directors of POC have determined in their sole discretion that, based on such independent appraisal, the estimated tax liabilities to be incurred by POC as a result of the Distribution are acceptable.

                  (j) The Board of Directors of POC and the Independent Committee of the Board of Directors of POC shall not have determined, in their sole discretion, to abandon, defer or modify the Distribution or the terms thereof.

                                   ARTICLE 4

                                  MISCELLANEOUS

         4.1 RVP Covenants. To assure the performance of the obligations of RVP under this Agreement, RVP hereby covenants and agrees that it will not, and will cause its respective Subsidiaries not to, merge, convert into another entity, engage in a share exchange for a majority of its units, liquidate or transfer, assign or otherwise convey or allocate, directly or indirectly, in one or more transactions, whether or not related, a majority of its assets (determined in good faith by a board resolution prior to the transaction on a fair value and consolidated basis) to any Person unless the acquiring Person (i) expressly assumes the obligations of it hereunder, (ii) executes and delivers to POC an agreement, in form and substance satisfactory to POC, agreeing to be bound by each and every provision of this Agreement as if it were RVP and (iii) has a net worth on a pro forma basis after giving effect to the acquisition or business combination equal to or greater than that of RVP (on a consolidated basis) and RVP's compliance with the provisions Article 3 of this Agreement. Any such assumption of liability by the acquiring Person shall not release RVP from its obligations under this Agreement.

         4.2 Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach, shall be governed by and construed in accordance with the internals laws of the State of Texas, without regard to or the application of the rules of conflicts of laws set forth in such laws.

         4.3 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be (a) personally delivered with signed receipt obtained acknowledging delivery; (b) transmitted by postage prepaid registered mail, return receipt requested (air mail if international); or (c) transmitted by facsimile; to a party at the address set out below (or at such other address as it may have provided notification for the purposes hereof to the other party hereto in accordance with this Section).

                  If to RVP or to any of the     Rio Vista GP LLC

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                  Tax Subsidiaries of RVP:       820 Gessner Road, Suite 1285
                                                 Houston, Texas  77024
                                                 Fax number:  (713) _________
                                                 Attention:   President

                                                 With a copy to:

                                                 Fulbright & Jaworski L.L.P.
                                                 300 Convent St., Suite 2200
                                                 San Antonio, Texas 78205
                                                 Fax number:  (210) 270-7205
                                                 Attention:  Phillip M. Renfro

                  If to POC:                     Penn Octane Corporation
                                                 77-530 Enfield Lane, Building D
                                                 Palm Desert, CA 92211
                                                 Fax number:  (760) 772-8588
                                                 Attention:   President

                                                 With a copy to:

                                                 Fulbright & Jaworski L.L.P.
                                                 300 Convent St., Suite 2200
                                                 San Antonio, Texas 78205
                                                 Fax number:  (210) 270-7205
                                                 Attention:  Phillip M. Renfro

         4.4 Expenses. Except as otherwise set forth herein or in any agreement executed in connection herewith all costs and expenses related to the Distribution and the transactions contemplated hereby shall be borne by POC.

         4.5 Entire Agreement. This Agreement, including the Schedules, Annexes and other writings referred to herein or delivered pursuant hereto, the Omnibus Agreement dated of even date herewith between POC and RVP and the Contribution Agreement constitute the entire agreement between POC, RVP and the Tax Subsidiaries of RVP with respect to the subject matter hereof and supersede all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by duly authorized officers of POC, RVP and the Tax Subsidiaries of RVP.

         4.6 Waiver. No consent or waiver, express or implied, by a party hereto to or of any breach or default by the other party hereto in the performance by such other party of its obligations hereunder will be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder. Failure on the part of a party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, will not constitute a waiver by such party of its rights hereunder. The giving of

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consent by a party in any one instance will not limit or waive the necessity to obtain such party's consent in any future instance.

         4.7      Binding Effect; Assignment; No Third Party Benefit.

                  (a) This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. None of the parties to this Agreement may assign its rights under this Agreement without the prior written consent of all of the other parties; provided, however, POC may assign any of its rights and obligations under this Agreement to any Subsidiary of POC, without the consent of any other party to this Agreement.

                  (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than RVP, POC, the RVP Indemnified Parties and the Tax Subsidiaries of RVP any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         4.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         4.9 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         4.10 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders; and the singular will include the plural and vice versa. The headings of the Articles and Sections of this Agreement are included for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction hereof or thereof.

         4.11 Severability. Any provision of this Agreement that is determined by arbitration as provided herein or a court of competent jurisdiction to be invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable, so long as the material purposes of this Agreement can be determined and effectuated. Should any provision of this Agreement be so declared invalid, illegal or unenforceable, the parties shall agree on a valid provision to substitute for it.

         4.12 Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as will from time to time be reasonably required to carry out the terms and provisions of this Agreement.

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         4.13     Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived, only by a written instrument executed by POC, RVP and the Tax Subsidiaries of RVP.

                         [SIGNATURES ON FOLLOWING PAGE]

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         IN WITNESS WHEREOF, the parties hereto have executed this Distribution
Agreement as of the date first set forth in the introduction to this Agreement.

                                          PENN OCTANE CORPORATION

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          RIO VISTA ENERGY PARTNERS L.P.

                                          By: RIO VISTA GP LLC,
                                              its General Partner

                                              By: ______________________________
                                              Name: ____________________________
                                              Title: ___________________________